EXHIBIT 10.46

                                  FORM OF

                     RESTRICTED STOCK AWARD AGREEMENT

                         Epoch Holding Corporation
                        640 Fifth Avenue, 18th Floor
                            New York, NY  10019

                               212-303-7200

Date


Director
Address 1
Address 2
City, State, Zip

Plan:  2004 Omnibus Long-Term Incentive Compensation Plan

Pursuant to the agreements in effect related to compensation of non-employee directors of Epoch Holding Corporation (the "Company), effective ____ __, ____, you have been granted _________________ (#) shares (the
"Award Shares") of the Company's Common Stock.

The Award Shares are restricted securities. Initially, your vested portion of Award shares will be zero (0). The vesting schedule in Your Award Shares will occur over the next three years (the "Restriction Period") pursuant to the following schedule:

                    Shares         Percent       Vesting Date
                    ______         _______       ____________

                      (#)           33.3%
                      (#)           33.3%
                      (#)           33.3%

Terms and Restrictions:

     (i) During the Restriction Period, you shall have all of the rights of a shareholder, including the right to vote the total Award Shares and the right to receive dividends thereon, if any dividends are paid. Award Shares which are not vested may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered.

     (ii) In the event that your services as a member of the Company's Board of Directors is terminated during the Restriction Period, any Award Shares that are subject to any restrictions at time will be forfeited.

     (iii) Award Shares subject to vesting restrictions will be evidenced by Certificates of Stock that will bear appropriate legend referring to terms, conditions and restrictions or forfeitures. Certificates of stock containing such legend will remain in the possession of the Company. Upon the lifting of restrictions at each vesting period, the Company will issue shares to you with the restricted legend removed.

Taxes:

     (i) You are responsible for payment of federal, state, local and any other taxes on the unrestricted shares.

     (ii) Under Section 83(b) of the Internal Revenue Service Code, you have the option to elect to pay taxes on the full value of your award without regard to the vesting schedule. Pursuant to Section 83(b) and related Internal Revenue Service regulations applicable to restricted property, you have 30 days from the effective date of this Award to notify the Company of your election to be taxed under Section 83(b). Otherwise, the Company will calculate your income based on the vesting schedule and provide you with an annual Form 1099. Assuming you do not make a Section 83(b) election, you will receive a form 1099 for the calendar year ____ for the shares that vested on ____ __, ____.

The Company has no obligation, and takes no responsibility for, advising you as to how you choose your Award Shares to be taxed. Each individual's taxes may be personal and unique. Therefore, if you require additional assistance on your tax alternatives, the Company urges you to seek outside professional advice.

By your signature and the Company's signature below, you and the Company agree that these Award Shares are granted under and governed by the terms and conditions of the Company's 2004 Long-Term Incentive Compensation Plan which is attached and made a part of this document.

__________________________________
William W. Priest
Chief Executive Officer

__________________________________
(Director)